EXHIBIT 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
------------------------     -----------------------


                 AMERICAN ECOLOGY RECEIVES $11.8 MILLION PAYMENT
                         FROM CENTRAL INTERSTATE COMPACT


     COMPANY CLAIM ON PROCEEDS FROM NEBRASKA LITIGATION SETTLEMENT RESOLVED


     BOISE, IDAHO, AUGUST 2, 2005 - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ: ECOL] today announced receipt of $11,804,739 from the Central Interstate Low-Level Radioactive Waste Compact ("Compact"). The payment fully resolves subsidiary US Ecology's claim on proceeds from an August 9, 2004 settlement of Entergy et al vs. State of Nebraska, a lawsuit brought against the State of Nebraska for bad faith in the licensing process for a formerly proposed low-level radioactive waste ("LLRW") disposal facility near Butte, Nebraska.

     "We are pleased with this expeditious resolution of our claim on the Nebraska litigation settlement proceeds," stated Romano, adding "This $11.8 million payment enhances American Ecology's already strong cash position in a year we are making substantial capital investments in our operating facilities to implement the Company's long-term growth strategy."

     The $11.8 million payment from the Compact reflects the return of the contributions made by US Ecology to the project plus interest. The Company previously recognized a $6.5 million deferred site development asset for its investment in the Nebraska project. A gain of approximately $5.3 million will be recognized in the current quarter as Other Income based on claim resolution and payment.

     US Ecology is working with the Compact to expeditiously close out its contract for development of a LLRW disposal facility in the five-state Compact region. The Company will incur limited out-of-pocket expenses to transfer records and perform other project transition tasks.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States, having operated for more than fifty years.

     This press release contains forward-looking statements that are based on management's current expectations regarding costs to close out its contract with the Compact, planned capital spending, implementation of the Company's long term growth strategy, and accounting treatment of the Nebraska settlement proceeds. Actual results may differ materially from what is expressed herein. For information on risk factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.


                                       ##